SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported):  May 21, 2004

_________________

INTERCEPT, INC.
(Exact name of registrant as specified in its charter)

GEORGIA	01-14213	58-2237359
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3150 Holcomb Bridge Road, Suite 200 Norcross, Georgia	30071
(Address of Principal Executive Offices)	(Zip Code)

_________________

(Registrant’s telephone number, including area code):  (770) 248-9600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Required FD Disclosure

        Agreement in Principle with Sprout Group to Modify Preferred Stock

        InterCept, Inc. has agreed in principle with Sprout Group to modify the terms of the $10 million preferred stock purchased by Sprout in September 2003. This transaction, which will take the form of an exchange of a new Series B preferred stock of InterCept for all of the outstanding Series A preferred stock of InterCept, is expected to close on or about June 30, 2004.

        The modifications to the preferred stock include the elimination of the preferred dividend (including all currently accrued dividends) and the elimination of the right of holders of the preferred stock to block a number of proposed corporate actions approved by a majority of the Board, including certain mergers, acquisitions and amendments to the articles and bylaws. The conversion price of the preferred will be reduced to $10.50 per share from $13.97 per share. A copy of the Memorandum of Terms for the exchange is attached hereto as Exhibit 99.1. The modification transaction is contingent upon the parties’ entering into a definitive agreement to reflect the terms of the exchange.

        The proposed exchange transaction is expected to result in a non-cash charge to net income (loss) attributable to common shareholders. The charge will be equal to the product of (a) the number of common shares into which the Series B preferred stock may be converted (952,381), times (b) the amount by which the market price per share of InterCept common stock on the date of the exchange exceeds the $10.50 Series B conversion price per share. The aggregate amount of the non-cash charge will be reduced by the $300,000 of Series A preferred dividends accrued through the date of the exchange. The charge will be amortized on a pro-rata basis over the 18 fiscal quarters following the effective date of the exchange, which is the remaining term during which the Series B preferred stock is convertible into common stock. The charge will replace and be in lieu of the charge for preferred dividends currently being accrued on the Series A preferred stock.

        This Item 5 contains forward-looking statements within the meaning of the securities laws that are based on current expectations and assumptions. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether InterCept and Sprout will be able to reach agreement on final documentation for the transaction described above and in the attached Memorandum of Terms; whether the accounting results will ultimately be as described above; and whether the transaction will actually close on or about June 30, 2004 as anticipated or at all.

        Receipt of $3 Million Prepayment from Solidus Networks, Inc.

        As InterCept has previously reported, Solidus Networks, Inc. d/b/a Pay By Touch purchased a portion of InterCept’s merchant services division on March 22, 2004. The $30.5 million sale price for that transaction included a $15.5 million note due on September 20, 2004 that is guaranteed by three Pay By Touch stockholders. The $15.5 million note is payable in two installments. Because Pay By Touch paid the first installment on May 21, 2004 as scheduled, the amount of principal remaining outstanding after that payment was reduced by $3 million to

$9.5 million in accordance with the terms of the note. InterCept had previously recorded the note at its net realizable value of $12,500,000.

Item 7.     Financial Statements and Exhibits

(c)     Exhibits.

99.1	Memorandum of Terms for the exchange of Series A Preferred Stock for Series B Preferred Stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 24, 2004

INTERCEPT, INC. (Registrant)

By: /s/ John W. Collins John W. Collins Chief Executive Officer

EXHIBIT INDEX

99.1	Memorandum of Terms for the exchange of Series A Preferred Stock for Series B Preferred Stock.